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                            FIVE YEAR AGREEMENT
                                  BETWEEN


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                                  (GROWER)
                                    AND
                      AMERICAN CRYSTAL SUGAR COMPANY
                                  (COMPANY)

1. Grower agrees to prepare land, plant, cultivate, harvest and deliver for the seasons of 1993, 1994, 1995, 1996 and 1997, the number of acres of sugarbeets equal to the number of preferred shares of Company owned by Grower with respect to any crop year, unless under-plant is directed by Company, in which event, Company shall be obligated to purchase beets only from such reduced acreage. Grower agrees to destroy prior to harvest all acres of sugarbeets planted in excess of that authorized by Company. Land to be used for sugarbeet production, cultural and harvest practice requirements, and other supplemental matters may be specified by annual contract supplemental to this agreement.

2.   DEFINITIONS:

       (a) The "per hundredweight value of recovered sugar" shall be the "net selling price per hundredweight of sugar", as hereinafter defined, recovered from that year's crop, adjusted for the difference between the opening inventory book value and its actual net selling price and adjusted by valuing the closing inventory at its estimated net realizable value.

       (b) "Recovered sugar" contained in the beets delivered by Grower shall be determined by Company deducting from gross sugar (i) sugar loss to molasses on a fresh beet basis using the British Sugar Corporation's Impurity Index Formula as modified by Company, and
            (ii) Grower's share of other sugar losses incurred in the storage and processing of the beets allocated on a per net ton of beets delivered basis, and increased by (iii) Grower's share of additional sugar recovered through the molasses desugarization process on a per net ton of beets delivered basis.

       (c) The "net selling price per hundredweight of sugar" sold shall be determined by deducting from the gross sales price all such charges and expenditures as are regularly and customarily deducted from such gross sales price of sugar in accordance with Company's system of accounting used to determine the "net selling price of sugar" sold.

       (d) "Agri-products revenue" shall be determined by using the net selling price of feed pulp, molasses, and any other by-product produced by the Company, of that crop year as determined in accordance with the Company's system of accounting.

       (e) "Operating costs" shall be net of beet seed and other miscellaneous member business. Operating costs shall be calculated on the basis of generally accepted accounting principles, and shall include all costs and expenses not otherwise accounted for with respect to business done with members.

3.   Payment for beets delivered each crop year shall be as follows:

     The Gross Beet Payment for beets delivered shall be the "per hundredweight value of recovered sugar" multiplied by the number of hundredweight of "recovered sugar" contained in the beets delivered by Grower. Grower's share of "agri-products revenue" will be added while Grower's share of "operating costs" will be subtracted, both allocated on a per net ton of beets delivered basis. The following allowances, costs and deductions, if applicable, will be used in adjusting Grower's Gross Beet Payment to Grower's Net Beet Payment:

       (a) FREIGHT AND HAULING ALLOWANCE PROGRAM AND FREIGHT AND HAULING ALLOWANCE PROGRAM COSTS: Company reserves the right to establish for each crop year covered by this agreement, a freight and hauling allowance program and in connection therewith to allocate the cost of the freight and hauling allowance program among the growers.

      (b) EARLY DELIVERY ALLOWANCE PROGRAM AND EARLY DELIVERY ALLOWANCE PROGRAM COST: Company reserves the right to establish for each crop year, an early delivery allowance program in partial compensation to Growers for the delivery of beets prior to the commencement of the piling campaign. The cost of this program will be shared equally each crop year on a per net ton of beets delivered basis by all members and non-members who have delivered beets to Company.

      (c) MINIMUM PAYMENT ALLOWANCE PROGRAM AND MINIMUM PAYMENT ALLOWANCE PROGRAM COST: Company reserves the right to establish for each crop year, a minimum payment allowance program. The cost of this program will be shared equally each crop year on a per net ton of beets delivered basis by all members who have delivered beets to Company.

      (d) UNIT RETAIN: A unit retain may be declared by the board of directors after completion and acceptance of the report of Company's independent public accountants on the audit of Company's financial statements as of its last fiscal year end, and that amount will be deducted from the final payment. The board of directors may estimate an amount of unit retain to be declared prior to its declaration. Grower consents to the provisions of Company's bylaws with respect to the tax treatment to Grower of unit retains.

4.   Settlement shall be made as follows:

      (a) An initial payment shall be made on or about November 15. Such payment shall be sixty percent of Company's then current estimate of Grower's Net Beet Payment for that crop year.

      (b) A March payment will be made on or about March 31. Such payment shall be an amount which will bring that payment plus the November payment to eighty-five percent of Company's then current estimate of Grower's Net Beet Payment for that crop year.

      (c) A September payment shall be made on or about September 30. Such payment shall be an amount which will bring that payment plus all previous payments to ninety-five percent of Company's then current estimate of Grower's Net Beet Payment for that crop year.

      (d) The final payment shall be made no later than 15 days after the completion and acceptance of the report of Company's independent public accountants on the audit of Company's financial statements as of its last fiscal year end.

THE PROVISIONS OF PARAGRAPH NO. 5 TO PARAGRAPH 15, BOTH INCLUSIVE, AS SHOWN ON THE REVERSE HEREOF, ARE PART OF THIS CONTRACT.


Dated this      day of           19
           ____        _________   __      ------------------------------------
                                           Grower



                                           AMERICAN CRYSTAL SUGAR COMPANY


                                           By
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5.   Seed to be planted by Grower may be purchased from Company. Company shall use due care in endeavoring to supply Grower with pure seed of high germinating quality, but it is expressly agreed that COMPANY DOES NOT WARRANT EXPRESSLY OR IMPLIEDLY ITS FITNESS, MERCHANTABILITY, OR OTHER QUALITY, and it is also expressly agreed that Company does not guarantee a crop.

6. Grower agrees to abide by the articles of incorporation and bylaws of Company, to comply with all applicable federal, state and local laws, ordinances, regulations and rulings, as well as Company's operational and agricultural regulations and policies. Grower acknowledges and agrees Grower is required pursuant to this agreement and the bylaws of Company to grow and deliver the crop to Company in each year as provided by this agreement as supplemented from time to time, and that failure of Grower to plant, grow and deliver said crop to Company will constitute a breach of this contract which will result in economic loss to Company and may subject Grower to the following penalties:

       a.  Expulsion as a member in the cooperative;

       b. Forfeiture of Grower's common stock in Company and qualification to be a preferred shareholder in Company;

       c. Damages to the Company which are hereby declared and stated to be liquidated in an amount equal to Grower's share of Company fixed costs for processing of the crop.

7. Grower agrees that he shall use no pesticide chemical or other substances in a manner which could result in any residue in or on beets grown for Company under this agreement or in any sugar or by-products produced from such beets beyond the limits permitted by law or governmental regulations.

     Grower acknowledges and agrees that Company shall have the right to reject and refuse delivery of any beets to which have been applied, or which have been grown on ground upon or to which, any unauthorized, non-registered, non-approved or prohibited pesticide chemical or other substance has been applied or which is prohibited by federal or state law or regulations.

     Grower further acknowledges and agrees that Company's right to reject or refuse delivery of any of said beets may be invoked by Company at its sole option, irregardless of whether or not use of or application of an unauthorized, non-registered, non-approved, or prohibited pesticide chemical or other substance results in or may result in a residue in or on the beets grown, or sugar or sugar by-products produced from such beets, which may be within tolerances or limits permitted by law or governmental regulations of an unauthorized, non-registered, non-approved or prohibited pesticide chemical or other substance, when the use of the unauthorized, non-registered, non-approved or prohibited pesticide chemical or other substance could result in the leaving of a residue in or on the beets grown or in any sugar or by-products produced therefrom which is beyond the tolerances or limits permitted by law or governmental regulations.

     Grower further acknowledges and agrees should Grower use a pesticide chemical or other substance which is unauthorized, non-registered, non-approved or prohibited by law or regulations which causes or creates any residue or which may cause or create any residue in or on beets, or in any sugar or by-products produced from such beets, which may be beyond the tolerances and limits which are permitted by law or governmental regulations, that Grower shall hold harmless and indemnify Company and all shareholders of Company for any and all loss or damages Company or its shareholders may sustain as a result of a Grower delivering beets to Company to which have been applied, or which have been grown on ground upon or to which any unauthorized, non-registered, non-approved or prohibited pesticide chemical or other substance has been applied or which is prohibited by federal or state law or regulations.

8. DELIVERY OF BEETS SHALL BE MADE BY GROWER AT SUCH TIMES, IN SUCH QUANTITIES, AND TO SUCH RECEIVING STATIONS AS MAY BE DESIGNATED BY COMPANY. Title and all risk of loss to said beets shall be and remain with Grower until title and risk of loss passes to Company when
     Grower completes delivery. The beets shall be protected from sun and frost after removal from ground, including beets that are loaded on trucks. Company has the option of rejecting any diseased, frozen or damaged beets, beets less than 12% sugar, or less than 80% purity, beets which, in Company's opinion, are not suitable for storage or for the manufacture of sugar, beets as to which, in Company's opinion, the terms and conditions of this agreement have not been properly complied with or for any other bona fide reason.

9. All beets delivered shall be properly topped and free from excess dirt, stones, trash and other foreign substances of any kind which might interfere with handling and processing at Company's factories. All beets shall be subject to a deduction for tare. Tare determination, sugar percentage, and sugar loss to molasses shall be determined at quality laboratories operated by Company.

10. It is agreed that the amount charged for all beet seed purchased from Company by Grower and any and all other indebtedness to Company by Grower, whether due or not, shall constitute a debt which Company shall have the right to collect as it would any other contractual obligation. Company shall have the right, at its option, to treat such amounts, or indebtedness as part payment for beets grown and delivered under this agreement. Any such amounts, or indebtedness which are due and payable or which hereafter may become due and payable to Company from Grower shall be, become and remain a first and prior lien on the crop of sugarbeets to be grown and may, if not previously paid by Grower, be deducted by Company from any payments from Company to Grower which shall become due or under any subsequent beet contract between Company and Grower. Grower agrees to repay Company at the time of Grower's initial beet payment for each crop year all such amounts or indebtedness, together with interest at a rate to Grower as may be set by Company, but not to exceed the highest rate allowed by law.

11. In no event shall Company be liable to Grower for partial or complete failure of crop or for any injury or damage to beets.

12. Fire, strikes, accidents, acts of God and the public enemy, or other causes beyond the control of the parties which prevent
     Grower from the performance of this agreement or Company utilizing the beets contracted for in the manufacture of sugar shall excuse the respective parties from the performance of this agreement.

13. This agreement shall be binding upon Grower, his heirs, legal representatives, and assigns, and upon Company, its successors and assigns, and shall not be transferable by Grower without written consent of Company or its successors and assigns. No agent of Company has any authority to change, waive, or modify any of the terms or provisions of this agreement.

14. Grower further agrees to undertake and conduct soil testing on an annual basis on all land Grower utilizes for growing of sugarbeets pursuant to this agreement. Grower further agrees to report and make available the results of said soil tests to the agricultural department of Company, together with information as to the amounts and kinds of fertilizer applied to the soil tested.

15. Company reserves the right to alter any provisions of this agreement provided any such alteration is first approved at any regular or special meeting at which a quorum is registered as being present or represented by mail vote, by a majority of the shareholders so present or represented by mail vote, where the notice of such meeting contains a statement of the proposed alteration.